Filed pursuant to Rule 424(b)(3)

Registration No. 333-255217

PROSPECTUS SUPPLEMENT No. 14

(to Prospectus dated April 26, 2021)

PARKERVISION, INC.

13,342,953 Shares of Common Stock

This Prospectus Supplement relates to the resale by the selling stockholders listed under the heading “Selling Stockholders” of up to 13,342,953 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) an aggregate of 7,962,722 shares of Common Stock issued pursuant to securities purchase agreements dated October 5, 2020, November 17, 2020, December 11, 2020, December 21, 2020 and January 5, 2021, (ii) an aggregate of 3,230,942 shares of Common Stock and 1,619,289 shares of Common Stock underlying warrants (“Warrants”) issued pursuant to securities purchase agreements dated March 29, 2021, (iii) 530,000 shares of Common Stock issued as payment for services.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the Warrants are exercised for cash, we will receive up to an aggregate of $2,833,756 in gross proceeds.  We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes, including payment of litigation expenses.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2022.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 2, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2022

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; and Compensatory Arrangements of Certain Officers.

Effective October 27, 2022, the Board of Directors of the Company voted to increase the size of the Board from four to five members.  Effective the same date, the Board appointed Sanford M. Litvack to fill the newly created vacancy on the Company’s board of directors.  Mr. Litvack will serve as a Class I director. Mr. Litvack was also appointed to serve on the Company’s audit committee.  The Company entered into a standard indemnification agreement with Mr. Litvack.

In connection with the appointment, Mr. Litvack was granted, pursuant to the Company’s 2019 Performance Equity Plan, nonqualified stock options to purchase 600,000 shares of the Company’s common stock at an exercise price of 0.20 per share.  The options will vest over eight equal quarters commencing January 27, 2023.

The Company issued a press release announcing the increase in the size of the Company’s Board of Directors and the appointment of Mr. Litvack, which is filed herewith as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release dated October 31, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2022
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer